Walgreens Boots Alliance Reports Fiscal 2022 Second Quarter Results

Strong Execution with Continued Progress on Strategic Priorities

Second quarter highlights

•

Second quarter earnings per share (EPS*) from continuing operations was $1.02, a decrease compared with an EPS of $1.06 in the year-ago quarter; continuing operations adjusted** EPS increased 25.9 percent to $1.59, up 26.5 percent on a constant currency basis

•	Second quarter sales from continuing operations increased 3.0 percent over the year-ago quarter to $33.8 billion, up 3.8 percent on a constant currency basis
•

Second quarter operating income from continuing operations increased to $1.2 billion, compared with operating income of $832 million in the year-ago quarter; adjusted operating income from continuing operations increased to $1.7 billion, up 35.9 percent on a constant currency basis

•	Strategic review of the Boots business in progress, in line with the company’s renewed priorities and strategic direction, including greater focus on U.S. healthcare

Strong operational performance

•

Strong execution across business segments, led by COVID-19 vaccinations and testing, U.S. retail comparable sales up 14.7 percent, and Boots UK retail comparable sales up 22.0 percent with share gains across all major categories

•	WBA continues to serve local communities to manage the COVID-19 pandemic, with Walgreens administering over 62.8 million vaccines to date, including 11.8 million in the second quarter
•	Walgreens Health pro forma sales up 128 percent compared to year-ago standalone results, progressing toward long-term targets
•	The expanded Transformational Cost Management Program is on track to deliver $3.3 billion in annual cost savings by fiscal 2024

Fiscal 2022 outlook

•	Maintaining full year adjusted EPS guidance of low-single digit growth

DEERFIELD, Ill., March 31, 2022 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2022, which ended February 28, 2022.

Chief Executive Officer Rosalind Brewer said:

“Second quarter results demonstrated broad-based execution, driving strong comparable sales and robust earnings growth. We continue to make important strides along our strategic priorities, building a consumer-centric, technology-enabled healthcare enterprise at the center of local communities. VillageMD and Shields are delivering tremendous pro forma sales growth compared to their year-ago standalone results, and our Walgreens Health segment is on track toward long-term targets. The strategic review of our Boots business is progressing, and our transformational actions are accelerating sustainable value creation.”

Overview of Second Quarter Results

WBA second quarter sales from continuing operations increased 3.0 percent from the year-ago quarter to $33.8 billion, an increase of 3.8 percent on a constant currency basis. The performance reflects sales growth at Walgreens and in the International segment, and sales contributions from the Walgreens Health segment due to the recent acquisitions and consolidation of VillageMD and Shields, partly offset by a decline in sales at AllianceRx Walgreens.

Operating income from continuing operations was $1.2 billion in the second quarter compared to operating income of $832 million in the year-ago quarter. Adjusted operating income from continuing operations was $1.7 billion, an increase of 35.9 percent on a constant currency basis. The increases reflect strong adjusted gross profit growth across both pharmacy and retail in the United States and a continued rebound in International segment sales and profitability, partly offset by growth investments in Walgreens Health.

Net earnings from continuing operations were $883 million in the second quarter compared to $922 million in the year-ago quarter, reflecting robust operating performance offset by the company’s equity investments, including the lapping of a gain on the partial sale of the company’s equity method investment in Option Care Health in the year-ago quarter. Adjusted net earnings from continuing operations increased 25.8 percent to $1.4 billion, up 26.4 percent on a constant currency basis compared with the year-ago quarter.

EPS from continuing operations in the second quarter was $1.02 compared to EPS of $1.06 in the year-ago quarter. Adjusted EPS from continuing operations was $1.59, an increase of 25.9 percent on a reported basis and an increase of 26.5 percent on a constant currency basis.

Net cash provided by operating activities was $1.1 billion in the second quarter and free cash flow was $669 million, a $431 million decrease in free cash flow compared with the year-ago quarter primarily driven by phasing of working capital, repayment of COVID-19 related government support, and increased capital expenditures in growth initiatives, including rollout of new automated microfulfillment centers and the VillageMD footprint expansion.

Overview of Fiscal 2022 Year-to-Date Results

Sales from continuing operations in the first six months of fiscal 2022 were $67.7 billion, an increase of 5.4 percent from the same period a year ago, and an increase of 5.7 percent on a constant currency basis, reflecting strong comparable sales growth at Walgreens and in the International segment.

Operating income from continuing operations in the first six months of fiscal 2022 was $2.5 billion compared to $298 million in the same period a year ago. This was partly driven by a $1.5 billion charge from the company’s equity earnings in AmerisourceBergen in the year-ago period. Adjusted operating income from continuing operations in the first six months of the fiscal year was $3.4 billion, an increase of 41.8 percent from the same period a year ago on a reported basis, and up 42.1 percent on a constant currency basis. The increases reflect strong adjusted gross profit growth across both pharmacy and retail in the United States and a continued rebound in International segment sales and profitability, partly offset by growth investments in Walgreens Health.

For the first six months of fiscal 2022, net earnings from continuing operations increased $3.9 billion compared to the same period a year earlier, to $4.5 billion, reflecting a $2.5 billion after-tax gain in the first quarter due to the valuation of the company’s previously held minority equity and debt investments in VillageMD and Shields, and the lapping of a $1.2 billion charge, net of tax, from the company’s equity earnings in AmerisourceBergen in the year-ago period. Adjusted net earnings from continuing operations increased 39.0 percent in constant currency to $2.8 billion.

EPS from continuing operations for the first six months of fiscal 2022 increased $4.54 to $5.15, compared to the same period a year ago. Adjusted EPS from continuing operations was $3.27, an increase of 38.6 percent on a reported basis and an increase of 38.8 percent on a constant currency basis.

Net cash provided by operating activities was $2.2 billion in the first six months of fiscal 2022, a decrease of $372 million from the same period last year, and free cash flow was $1.3 billion, a decrease of $550 million from the same period a year ago driven by the decline of the AllianceRx Walgreens business, phasing of working capital and increased capital expenditures in growth initiatives, including rollout of new automated microfulfillment centers and the VillageMD footprint expansion.

Business Highlights

WBA continued to execute on its strategy and achieve strong results across its businesses, including:

Growing the core

•	Playing a leading role in COVID-19 vaccinations and testing
–	Walgreens administered 11.8 million vaccinations and 6.6 million tests in 2Q
–	Over 12 million boosters administered to date
–	Largest pediatric vaccine provider in the pharmacy channel
–	Launched the Walgreens COVID-19 Index to advance rapid detection of the Omicron variant and to track variant activity by state
•	U.S. retail comparable sales growth of 14.7 percent was the highest in over 20 years
•	Robust growth in U.S. omnichannel business with digital sales up 38 percent in 2Q, on top of 78 percent in the year-ago period, driven by 3.9 million same day pick-up orders
•	MyWalgreens membership reached 96.1 million members in 2Q, up 10.9 million since 4Q
•	Three automated microfulfillment centers opened, on pace to 22 centers by the end of FY24
•	Reintroduction of iconic Boots 17 beauty brand in February
•	Nationwide launch of Boots Price Advantage program for Advantage cardholders

Developing Walgreens Health

•	Leveraging VillageMD and Shields majority investments
•

Rollout of VillageMD continues with 102 co-located clinics now open, on track toward 200+ by CY22 year-end; expansion into new markets including Boston, Massachusetts; Jacksonville, Florida; and Tucson, Arizona in February; Denver, Colorado in January; and San Antonio, Texas in December

•	Shields contract wins with two significant health systems with geographic reach in the Northwest and Northeast U.S.
•	47 Walgreens Health Corners launched to date, on track toward 100+ by CY22 year-end
•	Added features to the Walgreens Health consumer app, including secure chat with health advisors, to increase access, engagement, and convenience
•	CareCentrix closing expected by the end of 3Q, subject to regulatory approval

Refocusing the portfolio

•	Strategic review of the Boots business is progressing
•	Completed the consolidation of holding in AllianceRx Walgreens from 55 percent to 100 percent, on December 31, 2021
•	Acquired remaining interest in Germany wholesale business on January 31, 2022

Building a high-performance culture and winning team

•	Achieved recent honors, including being named to Fast Company’s list of the World’s 50 Most Innovative Companies, and Time’s 100 Most Influential Companies
•	Launched FY21 Environmental, Social, and Governance (ESG) Report
•	Moving to a hybrid working model, and expecting to fully reopen U.S. support offices on April 4
•	Driving the national discussion on provider status for pharmacists, in recognition of their critical role in the COVID-19 response

Business Segments

United States:

The United States segment had second quarter sales of $27.7 billion, an increase of 1.2 percent from the year-ago quarter, partly offset by a decline in the AllianceRx Walgreens business. Comparable sales increased 9.5 percent from the year-ago quarter.

Pharmacy sales decreased 3.3 percent compared to the year-ago quarter, negatively impacted by a 910 basis point headwind from the AllianceRx Walgreens business. Comparable pharmacy sales increased 7.3 percent in the quarter compared to a year ago, with prescriptions filled increasing by 4.7 percent, including a positive impact of approximately 275 basis points from COVID-19 vaccinations. Total prescriptions filled in the quarter increased 3.9 percent to 300 million, including immunizations, adjusted to 30-day equivalents.

Retail sales increased 14.5 percent and comparable retail sales increased 14.7 percent compared to the year-ago quarter. Excluding tobacco and e-cigarettes, comparable retail sales increased 15.7 percent, reflecting broad based growth across all categories. In particular, health and wellness increased 43.3 percent aided by at-home COVID-19 tests and cough cold flu, and personal care and beauty increased 9.7 percent and 6.5 percent, respectively.

Gross profit increased 13.8 percent compared with the year-ago quarter. Adjusted gross profit increased 13.7 percent driven by COVID-19 vaccinations and testing and strong retail sales growth.

Selling, general and administrative expenses (SG&A) increased 4.9 percent compared to the year ago quarter. Adjusted SG&A increased 8.3 percent, driven by investments to support COVID-19 vaccinations and testing revenue growth and labor investments, partly offset by savings from the Transformational Cost Management program.

Operating income in the second quarter increased 67.9 percent to $1.4 billion compared to the year-ago quarter. Adjusted operating income increased 36.5 percent to $1.6 billion.

International:

The International segment had second quarter sales of $5.6 billion, an increase of 2.6 percent from the year-ago quarter, including an adverse currency impact of 4.9 percent. Sales increased 7.5 percent on a constant currency basis, reflecting the ongoing recovery in the UK market, despite the trading headwind created by the Omicron variant, with Boots UK sales growing 15.2 percent, and the Germany wholesale business sales up 2.5 percent.

Boots UK comparable pharmacy sales increased 3.6 percent compared to the year-ago quarter, reflecting stronger demand for pharmacy services. Boots UK comparable retail sales increased 22.0 percent compared with the year-ago quarter, with market share gains across all categories, led by beauty. Footfall improved compared to year-ago quarter, though traffic was still below pre-COVID-19 levels, with restrictions to combat the Omicron surge in place for most of the quarter. Boots.com continued to perform well, with digital sales in the second quarter up 60 percent compared to pre-COVID-19 levels in the second quarter of fiscal 2020. Boots.com accounted for over 15 percent of retail sales in the quarter, compared to pre-COVID-19 levels of 9 percent.

Gross profit increased 11.8 percent compared to the same quarter a year ago, including an adverse currency impact of 3.4 percent. Adjusted gross profit increased 15.2 percent on a constant currency basis, reflecting strong UK growth, notably from higher retail store transactions.

SG&A in the quarter increased 6.2 percent from the year-ago quarter to $1.0 billion, including a favorable currency impact of 2.9 percent. Adjusted SG&A increased 8.1 percent on a constant currency basis. The increase in both SG&A and adjusted SG&A reflects increased investments in labor, marketing and IT compared to the year-ago quarter.

Operating income grew 62.8 percent, including an adverse currency impact of 7.4 percent, to $173 million. Adjusted operating income grew to $226 million, an increase of 60.7 percent on a constant currency basis, compared to the year-ago quarter.

Walgreens Health:

The company’s Walgreens Health segment, created at the beginning of fiscal year 2022, is a consumer-centric, technology-enabled healthcare business that engages consumers through a personalized, omni-channel experience across the care journey. Walgreens Health will deliver improved health outcomes and lower costs for payors and providers by delivering care through owned and partnered assets.

The Walgreens Health segment currently consists of:

•	A majority position in VillageMD, a leading, national provider of value-based primary care services;
•	A majority position in Shields, a specialty pharmacy integrator and accelerator for hospitals; and
•

The Walgreens Health organically-developed business that contracts with payors and providers to deliver clinical healthcare services to their members and members’ caregivers through both digital and physical channels.

The Walgreens Health segment had second quarter sales of $527 million resulting from the acquisition of VillageMD and Shields. On a pro forma basis, compared to their year-ago standalone results, these businesses grew at combined rate of 128 percent in the quarter. Shields grew 63 percent, driven by key contract wins, further expansion of existing partnerships, efficient implementation, and strong executional focus. VillageMD grew 145 percent, reflecting existing clinic growth and footprint expansion.

Gross profit and adjusted gross profit were each $15 million, both reflecting results from Shields and VillageMD. Gross profit and adjusted gross profit were driven by Shields key contract wins in the current quarter, partly offset by growth investments at VillageMD which added 82 co-located clinics versus the year-ago quarter.

Second quarter SG&A was $227 million, and adjusted SG&A was $92 million reflecting the two acquisitions, and further acceleration of investments in the Walgreens Health organically-developed business. Operating loss was $212 million. Adjusted operating loss was $77 million.

Conference Call

WBA will hold a conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, 2022. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

*All references to EPS and net earnings are to diluted EPS and diluted net earnings, in each case attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2022 guidance, our long-term growth algorithm and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the strategic review of Boots, the potential impacts on our business of the spread and impacts of the COVID-19 pandemic, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management and expansion of our Walgreens Health segment. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,”

“accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2021, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA has more than 315,000 team members and a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: it is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2021.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended February 28,		Six months ended February 28,
	2022	2021	2022	2021
Sales	$33,756	$32,779	$67,656	$64,217
Cost of sales	26,047	25,998	52,374	50,806

Gross profit	7,708	6,781	15,283	13,411
Selling, general and administrative expenses	6,565	6,029	12,956	11,820
Equity earnings (loss) in AmerisourceBergen	103	80	202	(1,293)

Operating income	1,246	832	2,529	298
Other (expense) income	(198)	251	2,418	313

Earnings before interest and tax	1,047	1,083	4,947	611
Interest expense, net	100	137	186	272

Earnings before tax	947	946	4,761	339
Income tax provision (benefit)	172	42	447	(165)
Post tax earnings from other equity method investments	31	13	24	29

Net earnings from continuing operations	806	918	4,337	532
Net earnings from discontinued operations	—	107	—	194

Net earnings	806	1,025	4,337	726
Net (loss) earnings attributable to non-controlling interests - continuing operations	(78)	(4)	(126)	1
Net earnings attributable to non-controlling interests - discontinued operations	—	3	—	7

Net earnings attributable to Walgreens Boots Alliance, Inc.	883	1,026	4,463	718

Net earnings attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$883	$922	$4,463	$531
Discontinued operations	—	104	—	187

Total	$883	$1,026	$4,463	$718

Basic net earnings per common share:
Continuing operations	$1.02	$1.07	$5.16	$0.61
Discontinued operations	—	0.12	—	0.22

Total	$1.02	$1.19	$5.16	$0.83
Diluted net earnings per common share:
Continuing operations	$1.02	$1.06	$5.15	$0.61
Discontinued operations	—	0.12	—	0.22

Total	$1.02	$1.19	$5.15	$0.83
Weighted average common shares outstanding:
Basic	863.5	864.2	864.6	864.7
Diluted	865.2	865.6	866.4	865.7

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,887	$1,193
Accounts receivable, net	5,328	5,663
Inventories	8,947	8,159
Other current assets	662	800

Total current assets	16,824	15,814
Non-current assets:
Property, plant and equipment, net	12,207	12,247
Operating lease right-of-use assets	21,730	21,893
Goodwill	21,958	12,421
Intangible assets, net	12,352	9,936
Equity method investments	6,247	6,987
Other non-current assets	1,366	1,987

Total non-current assets	75,859	65,471

Total assets	$92,683	$81,285

Liabilities, redeemable non-controlling interest and equity
Current liabilities:
Short-term debt	$2,105	$1,305
Trade accounts payable	11,178	11,136
Operating lease obligations	2,277	2,259
Accrued expenses and other liabilities	7,006	7,260
Income taxes	132	94

Total current liabilities	22,699	22,054
Non-current liabilities:
Long-term debt	11,203	7,675
Operating lease obligations	21,951	22,153
Deferred income taxes	1,892	1,850
Other non-current liabilities	3,259	3,413

Total non-current liabilities	38,305	35,091

Redeemable non-controlling interest	812	319
Total equity	30,867	23,822

Total liabilities, redeemable non-controlling interest and equity	$92,683	$81,285

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended February 28,
	2022	2021
Cash flows from operating activities:
Net earnings	$4,337	$726
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,024	948
Deferred income taxes	94	(264)
Stock compensation expense	170	70
Equity (earnings) loss from equity method investments	(226)	1,253
Gain on previously held investment interests	(2,576)	—
Gain on sale of equity method investment	—	(191)
Impairment of equity method investments and investments in equity securities	190	—
Other	(60)	(104)
Changes in operating assets and liabilities:
Accounts receivable, net	495	(556)
Inventories	(803)	(248)
Other current assets	(37)	(9)
Trade accounts payable	46	743
Accrued expenses and other liabilities	(476)	254
Income taxes	154	(53)
Other non-current assets and liabilities	(147)	(12)

Net cash provided by operating activities	2,184	2,556
Cash flows from investing activities:
Additions to property, plant and equipment	(870)	(692)
Proceeds from sale-leaseback transactions	475	452
Proceeds from sale of other assets	33	269
Business, investment and asset acquisitions, net of cash acquired	(1,918)	(1,314)
Other	99	(71)

Net cash used for investing activities	(2,181)	(1,356)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	1,289	350
Proceeds from debt	9,928	6,538
Payments of debt	(7,331)	(6,503)
Acquisition of non-controlling interests	(2,108)	—
Stock purchases	(187)	(110)
Proceeds related to employee stock plans	32	21
Cash dividends paid	(833)	(808)
Other	(22)	(134)

Net cash provided by (used for) financing activities	769	(647)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(16)	13
Changes in cash, cash equivalents and restricted cash:
Net increase in cash, cash equivalents and restricted cash	756	566
Cash, cash equivalents and restricted cash at beginning of period	1,270	746

Cash, cash equivalents and restricted cash at end of period	$2,027	$1,311

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the company’s United States and International segments, comparable sales are defined as sales from stores that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable sales for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended February 28,		Six months ended February 28,
	2022	2021	2022	2021
Net earnings from continuing operations (GAAP)	$883	$922	$4,463	$531

Adjustments to operating income:
Transformational cost management [1]	70	178	273	278
Acquisition-related amortization [2]	250	114	415	209
Acquisition-related costs [3]	44	(5)	115	16
Certain legal and regulatory accruals and settlements [4]	—	60	—	60
Adjustments to equity earnings (loss) in AmerisourceBergen [5]	51	45	94	1,526
LIFO provision [6]	(5)	2	9	35
Total adjustments to operating income	411	393	906	2,124
Adjustments to other (expense) income:
Net investment hedging (gain) loss [7]	—	(7)	1	1
Adjustment to gain on disposal of discontinued operations [8]	38	—	38	—
Impairment of equity method investment and investment in equity securities [9]	190	—	190	—
Gain on previously held investments [10]	—	—	(2,576)	—
Gain on sale of equity method investment [11]	—	(191)	—	(191)
Total adjustments to other income	228	(199)	(2,347)	(190)

Adjustments to income tax provision (benefit):
Equity method non-cash tax [12]	12	20	30	(326)
Tax impact of adjustments [12]	(109)	(52)	(135)	(113)
Total adjustments to income tax provision (benefit)	(97)	(33)	(105)	(439)

Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments [13]	10	24	24	37
Total adjustments to post tax earnings from other equity method investments	10	24	24	37
Adjustments to net earnings attributable to non-controlling interests:

Transformational cost management [1]	—	3	(1)	2

Acquisition-related amortization [2]	(56)	(12)	(88)	(16)
Acquisition-related costs [3]	(3)	—	(20)	—
LIFO provision [6]	—	(3)	—	(6)

Total adjustments to net earnings attributable to non-controlling interests	(59)	(13)	(109)	(20)

Adjusted net earnings attributable to Continuing Operations (Non-GAAP measure)	$1,377	$1,095	$2,833	$2,043

Net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations (GAAP)	—	104	—	187
Acquisition-related amortization [2]	—	7	—	28
Acquisition-related costs [3]	—	8	—	10
Transformational cost management [1]	—	4	—	9
Tax impact of adjustments [12]	—	(6)	—	(11)

Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	$—	$14	$—	$36

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. - discontinued operations (Non-GAAP measure)	$—	$119	$—	$223

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,377	$1,214	$2,833	$2,266

Diluted net earnings per common share - continuing operations (GAAP)	$1.02	$1.06	$5.15	$0.61
Adjustments to operating income	0.48	0.45	1.05	2.45
Adjustments to other income	0.26	(0.23)	(2.71)	(0.22)
Adjustments to income tax provision (benefit)	(0.11)	(0.04)	(0.12)	(0.51)
Adjustments to post tax earnings from other equity method investments [13]	0.01	0.03	0.03	0.04
Adjustments to net (loss) earnings attributable to non-controlling interests	(0.07)	(0.01)	(0.13)	(0.02)

Adjusted diluted net earnings per common share - continuing operations (Non-GAAP measure)	$1.59	$1.26	$3.27	$2.36

Diluted net earnings per common share - discontinued operations (GAAP)	$—	$0.12	$—	$0.22
Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc. – discontinued operations	—	0.02	—	0.04

Adjusted diluted net earnings per common share - discontinued operations (Non-GAAP measure)	$—	$0.14	$—	$0.26

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.59	$1.40	$3.27	$2.62

Weighted average common shares outstanding, diluted (in millions)	865.2	865.6	866.4	865.7

1

Transformational cost management charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

2

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments excludes the expected profit margin component from cost of sales recorded under the business combination accounting principles. Stock based compensation fair valuation adjustment reflects difference between fair value based remeasurement of awards and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

3

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include all charges incurred on certain mergers, acquisition and divestitures related activities, for example, including costs related to integration efforts for successful merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

4

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within selling, general and administrative expenses.

5

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen’s recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

6

The Company’s United States segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the United States segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

7

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within other income (loss). We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

8

During the three months ended February 28,2022, the Company finalized the working capital adjustments with AmerisourceBergen resulting in $38 million reduction in this receivable balance. This reduction of $38 million is recognized as a charge in the Consolidated Condensed Statement of Earnings, in Other (expense) income.

9

Impairment of equity method investment and investment in equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other (expense) income.

10

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. During the three months ended November 30, 2021, the Company recorded such pretax gains of $2.2 billion and $402 million for VillageMD and Shields respectively.

11

Includes significant gain on sale of equity method investment. During the three months ended February 28, 2021, the Company recorded a gain of $191 million in Other income due to a partial sale of its equity method investment in Option Care Health.

12

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

13

Adjustments to post tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax (loss) earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended February 28, 2022
	United States[1]	International	Walgreens Health	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$27,667	$5,563	$527	$(1)	$33,756

Gross profit (GAAP)	$6,487	$1,206	$15	$—	$7,708

LIFO provision	(5)	—	—	—	(5)

Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$6,487	$1,206	$15	$—	$7,709

Selling, general and administrative expenses (GAAP)	$5,199	$1,033	$227	$106	$6,565

Acquisition-related costs	—	(23)	—	(21)	(44)

Transformational cost management	(52)	(13)	—	(5)	(71)

Acquisition-related amortization	(93)	(17)	(135)	—	(245)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$5,053	$981	$92	$79	$6,205

Operating income (loss) (GAAP)	$1,390	$173	$(212)	$(106)	$1,246

Adjustments to equity earnings in AmerisourceBergen	51	—	—	—	51

Acquisition-related amortization	99	17	135	—	250

Transformational cost management	52	13	—	5	70

LIFO provision	(5)	—	—	—	(5)

Acquisition-related costs	—	23	—	21	44

Adjusted operating income (loss) (Non-GAAP measure)	$1,588	$226	$(77)	$(79)	$1,657

Gross margin (GAAP)	23.4%	21.7%	2.9%		22.8%

Adjusted gross margin (Non-GAAP measure)	23.4%	21.7%	2.9%		22.8%

Selling, general and administrative expenses percent to sales (GAAP)	18.8%	18.6%	43.1%		19.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.3%	17.6%	17.5%		18.4%

Operating Margin (GAAP)[2]	4.7%	3.1%	(40.2)%		3.4%

Adjusted Operating Margin (Non-GAAP measure)[2]	5.2%	4.1%	(14.6)%		4.4%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three and six month period ended February 28, 2022 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2021 through December 31, 2021 and the period of July 1, 2021 through December 31, 2021, respectively. Operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020, and the period of July 1, 2020 through December 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Three months ended February 28, 2021
	United States[1]	International	Walgreens Health[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,344	$5,425	$—	$10	$32,779
Gross profit (GAAP)	$5,702	$1,079	$—	$—	$6,781
Transformational cost management	1	(1)	—	—	—
LIFO provision	2	—	—	—	2

Adjusted gross profit (Non-GAAP measure)	$5,704	$1,078	$—	$—	$6,783
Selling, general and administrative expenses (GAAP)	$4,954	$973	$11	$91	$6,029
Acquisition-related amortization	(96)	(17)	—	—	(114)
Certain legal and regulatory accruals and settlements	(60)	—	—	—	(60)
Transformational cost management	(140)	(21)	—	(17)	(178)
Acquisition-related costs	9	(2)	—	(2)	5
Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,667	$933	$11	$72	$5,683
Operating income (loss) (GAAP)	$828	$106	$(11)	$(91)	$832
Adjustments to equity earnings (loss) in AmerisourceBergen	45	—	—	—	45
Acquisition-related amortization	96	17	—	—	114
Transformational cost management	140	21	—	17	178
LIFO provision	2	—	—	—	2
Certain legal and regulatory accruals and settlements	60	—	—	—	60
Acquisition-related costs	(9)	2	—	2	(5)
Adjusted operating income (loss) (Non-GAAP measure)	$1,163	$146	$(11)	$(72)	$1,225
Gross margin (GAAP)	20.9%	19.9%	—%	—%	20.7%
Adjusted gross margin (Non-GAAP measure)	20.9%	19.9%	—%	—%	20.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.1%	17.9%	—%	—%	18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.1%	17.2%	—%	—%	17.3%
Operating margin (GAAP)[2]	2.7%	2.0%	—%	—%	2.3%
Adjusted operating margin (Non-GAAP measure)[2]	3.8%	2.7%	—%	—%	3.4%

1

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three and six month period ended February 28, 2022 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2021 through December 31, 2021 and the period of July 1, 2021 through December 31, 2021, respectively. Operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020, and the period of July 1, 2020 through December 31, 2020, respectively.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

3	Fiscal 2021 data related to Walgreens Health operating segment has been reclassified to conform to the current period presentation.

	(in millions)

	Six months ended February 28, 2022

	United States[1]	International	Walgreens Health	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$55,699	$11,381	$577	$(1)	$67,656
Gross profit (GAAP)	$12,834	$2,413	$36	$—	$15,283
LIFO provision	9	—	—	—	9
Acquisition-related amortization	12	—	—	—	12

Adjusted gross profit (Non-GAAP measure)	$12,855	$2,413	$36	$—	$15,304

Selling, general and administrative expenses (GAAP)	$10,290	$2,186	$292	$188	$12,956
Acquisition-related amortization	(226)	(34)	(143)	—	(403)
Transformational cost management	(193)	(66)	—	(14)	(273)
Acquisition-related costs	3	(62)	(24)	(32)	(115)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,874	$2,024	$126	$143	$12,166

Operating income (loss) (GAAP)	$2,746	$227	$(257)	$(188)	$2,529
Adjustments to equity earnings (loss) in AmerisourceBergen	94	—	—	—	94
Acquisition-related amortization	238	34	143	—	415
Transformational cost management	193	66	—	14	273
LIFO provision	9	—	—	—	9
Acquisition-related costs	(3)	62	24	32	115

Adjusted operating income (loss) (Non-GAAP measure)	$3,277	$389	$(90)	$(143)	$3,434

Gross margin (GAAP)	23.0%	21.2%	6.2%		22.6%
Adjusted gross margin (Non-GAAP measure)	23.1%	21.2%	6.2%		22.6%
Selling, general and administrative expenses percent to sales (GAAP)	18.5%	19.2%	50.6%		19.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	17.8%	21.7%		18.0%
Operating Margin (GAAP)[2]	4.6%	2.0%	(44.4)%		3.4%
Adjusted Operating Margin (Non-GAAP measure)[2]	5.4%	3.4%	(15.6)%		4.6%

[1]

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three and six month period ended February 28, 2022 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2021 through December 31, 2021 and the period of July 1, 2021 through December 31, 2021, respectively. Operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020, and the period of July 1, 2020 through December 31, 2020, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

	(in millions)
	Six months ended February 28, 2021
	United States[1]	International	Walgreens Health[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$54,507	$9,709	$—	$—	$64,217

Gross profit (GAAP)	$11,341	$2,069	$—	$1	$13,411

Transformational cost management	—	(1)	—	—	—

LIFO provision	35	—	—	—	35

Adjusted gross profit (Non-GAAP measure)	$11,375	$2,069	$—	$1	$13,445

Selling, general and administrative expenses (GAAP)	$9,723	$1,925	$14	$158	$11,820

Acquisition-related amortization	(173)	(36)	—	—	(209)

Certain legal and regulatory accruals and settlements	(60)	—	—	—	(60)

Transformational cost management	(201)	(48)	—	(29)	(278)

Acquisition-related costs	1	(4)	—	(13)	(16)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$9,291	$1,837	$14	$115	$11,257

Operating income (loss) (GAAP)	$324	$145	$(14)	$(157)	$298

Adjustments to equity earnings (loss) in AmerisourceBergen	1,526	—	—	—	1,526

Acquisition-related amortization	173	36	—	—	209

Transformational cost management	201	47	—	29	278

LIFO provision	35	—	—	—	35

Certain legal and regulatory accruals and settlements	60	—	—	—	60

Acquisition-related costs	(1)	4	—	13	16

Adjusted operating income (loss) (Non-GAAP measure)	$2,318	$232	$(14)	$(114)	$2,422

Gross margin (GAAP)	20.8%	21.3%	—%		20.9%

Adjusted gross margin (Non-GAAP measure)	20.9%	21.3%	—%		20.9%

Selling, general and administrative expenses percent to sales (GAAP)	17.8%	19.8%	—%		18.4%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	18.9%	—%		17.5%

Operating margin[2]	3.0%	1.5%	—%		2.5%

Adjusted operating margin (Non-GAAP measure)[2]	3.8%	2.4%	—%		3.4%

1

Operating income (loss) for United States includes equity earnings (loss) in AmerisourceBergen. As a result of the two-month reporting lag, operating income (loss) for the three and six month period ended February 28, 2022 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2021 through December 31, 2021 and the period of July 1, 2021 through December 31, 2021, respectively. Operating income (loss) for the three and six month period ended February 28, 2021 includes AmerisourceBergen equity earnings (loss) for the period of October 1, 2020 through December 31, 2020, and the period of July 1, 2020 through December 31, 2020, respectively.

2	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

3	Fiscal 2021 data related to Walgreens Health operating segment has been reclassified to conform to the current period presentation.

EQUITY EARNINGS (LOSS) IN AMERISOURCEBERGEN

	Three months ended February 28,		Six months ended February 28,
	2022	2021	2022	2021
Equity earnings (loss) in AmerisourceBergen (GAAP)	$103	$80	$202	$(1,293)
Acquisition-related intangibles amortization	41	30	75	60
Employee severance, litigation, and other	15	16	27	1,564
Impairment of non-customer note receivable	—	—	4	—
Gain from antitrust litigation settlements	—	—	3	—
Impairment of assets	1	—	5	3
Tax reform	1	11	4	(90)
Goodwill impairment	—	—	2	—
Certain discrete tax (benefit) expense	3	(6)	3	—
New York State Opioid Stewardship Act	—	—	—	3
LIFO credit	(10)	(6)	(10)	(13)
Gain on remeasurement of equity investment	—	—	(18)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$154	$125	$297	$234

ADJUSTED EFFECTIVE TAX RATE

	Three months ended February 28, 2022			Three months ended February 28, 2021
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$947	$172	18.2%	$946	$42	4.4%
Impact of non-GAAP adjustments	639	55		194	31
Equity method non-cash tax	—	(12)		—	(20)
Adjusted tax rate true-up	—	53		—	21

Subtotal	$1,586	$268		$1,141	$75
Exclude adjusted equity earnings in AmerisourceBergen	(154)	—		(125)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,432	$268	18.7%	$1,015	$75	7.3%

	Six months ended February 28, 2022			Six months ended February 28, 2021
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$4,761	$447	9.4%	$339	$(165)	(48.6)%
Impact of non-GAAP adjustments	(1,441)	60		1,934	86
Equity method non-cash tax	—	(30)		—	326
Adjusted tax rate true-up	—	75		—	28

Subtotal	$3,319	$552		$2,273	$275
Exclude adjusted equity earnings in AmerisourceBergen	(297)	—		(234)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,023	$552	18.3%	$2,040	$275	13.5%

FREE CASH FLOW

	Three months ended February 28,		Six months ended February 28,
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$1,085	$1,361	$2,184	$2,556

Less: Additions to property, plant and equipment - as reported	(416)	(261)	(870)	(692)

Free cash flow - (Non-GAAP measure)[1]	$669	$1,100	$1,314	$1,864

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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